MOTIVEPOWER INDUSTRIES, INC.
                              1200 Reedsdale Street
                         Pittsburgh, Pennsylvania 15233

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on June 24, 1997

         As a stockholder of MOTIVEPOWER INDUSTRIES, INC. (the "Company"), you are invited to be present, or represented by proxy, at the Annual Meeting of Stockholders, to be held at the Westin William Penn Hotel Pittsburgh, 530 William Penn Place, Pittsburgh, Pennsylvania on June 24, 1997 at 11:00 a.m., Pittsburgh time, for the following purposes:

     1.   To elect Gilbert E. Carmichael,  Ernesto Fernandez Hurtado and Michael
          A. Wolf to the Board of Directors of the Company, each for terms of three (3) years expiring in 2000. See "Proposal No. 1 -- Election of Directors" in the Proxy Statement.

     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997. See "Proposal No. 2 -- Selection of Auditors" in the Proxy Statement.

     3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on April 30, 1997 are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of the Company's Common Stock must be represented at the meeting in order to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

         If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of shares you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.

                                     By Order of the Board of Directors

                                     /s/ Jeannette Fisher-Garber

                                     Jeannette Fisher-Garber, Secretary

April 30, 1997

                          MOTIVEPOWER INDUSTRIES, INC.
                              1200 Reedsdale Street
                         Pittsburgh, Pennsylvania 15233

                         ANNUAL MEETING OF STOCKHOLDERS

                                  June 24, 1997

                                 PROXY STATEMENT


         This Proxy Statement and the Notice of Annual Meeting and Form of Proxy accompanying this Proxy Statement, which will be mailed on or about May 9, 1997, are furnished in connection with the solicitation by the Board of Directors of MotivePower Industries, Inc. ("MOPO" or the "Company") of proxies to be voted at the annual meeting of stockholders to be held at the Westin William Penn Hotel Pittsburgh, 530 William Penn Place, Pittsburgh, Pennsylvania on June 24, 1997 at 11:00 a.m., Pittsburgh time, and any adjournments thereof.

         Stockholders of record at the close of business on April 30, 1997 (the "record date") will be entitled to one vote at the meeting or by proxy for each share then held. On the record date, there were 17,579,668 shares of Common Stock of MOPO outstanding. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting or may withhold authority to vote for the nominees by marking the appropriate box on the accompanying proxy card, or may withhold authority to vote for an individual nominee by drawing a line through such nominee's name in the appropriate place on the accompanying proxy card. UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN, EACH PROPERLY EXECUTED PROXY WILL BE VOTED, AS SPECIFIED BELOW, TO (i) ELECT GILBERT E. CARMICHAEL, ERNESTO FERNANDEZ HURTADO AND MICHAEL A. WOLF AS DIRECTORS, AND (ii) RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

         All proxies may be revoked and execution of the accompanying proxy will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary at any time before the proxy is voted or by the mailing of a later-dated proxy. Any stockholder attending the meeting in person may vote his or her shares even though he or she has executed and mailed a proxy. A majority of all of the issued and outstanding shares of the Company's Common Stock is required to be present in person or by proxy to constitute a quorum. Directors are elected by a plurality. The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required to approve or adopt the proposals presented to the meeting and to ratify the appointment of Deloitte & Touche LLP.

         This Proxy Statement is being solicited by the Board of Directors of MOPO. The expense of making this solicitation is being paid by the Company and consists of the preparing, assembling and mailing of the Notice of Annual Meeting, Proxy Statement and Proxy, tabulating returns of proxies, and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or in person without additional compensation therefor.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Election of Directors

         Three directors are to be elected at the annual meeting each for terms of three (3) years expiring in 2000. The Board of Directors has nominated Gilbert E. Carmichael, Ernesto Fernandez Hurtado and Michael A. Wolf for election as directors. See "Information Concerning Directors and Nominees" for a description of the business experience of and other information concerning the nominees.

         To be eligible for election as a director, persons nominated by any stockholder must be nominated in accordance with procedures set forth in the By-laws. Those procedures require that written notice of the nomination be given to the Secretary of the Company at least 60 days prior to the meeting at which the election is to be held, or, if the meeting is not announced at least 75 days in advance, not later than the 10th business day following the announcement of the meeting. The By-laws further require that the stockholder's notice include certain information concerning the nominee as would be required to be included in the Proxy Statement. The Chairman may decline to acknowledge a nomination not made in compliance with the requirements of the By-laws.

         Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named above. If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors. See "Information Concerning Directors and Nominees."

Recommendation

         The Board of Directors recommends a vote "FOR" the election of each of the nominees. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.


                  INFORMATION CONCERNING DIRECTORS AND NOMINEES

Directors and Nominees

         The Company's Certificate of Incorporation and By-laws provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial terms of the initial directors of the Company expired or will expire at the 1995, 1996 or 1997 annual meeting of the stockholders of the Company, depending upon the particular class in which each such director is placed. The By-laws of the Company require from three to 15 directors as fixed by the Board. The Board has currently been fixed at seven members. The terms of the persons currently serving on the Board expire at the annual meeting of stockholders for the years indicated: Gilbert E. Carmichael and Michael A. Wolf (1997); Lee B. Foster II and James P. Miscoll (1998); and John C. Pope and Nicholas J. Stanley (1999). Pursuant to the Company's Certificate of Incorporation, Mr. Fernandez Hurtado was elected by the Board of Directors to serve as a director on December 17, 1996. He will stand for election by stockholders at this annual meeting, for a three-year term to expire in 2000.

         Set forth below is information concerning each director and nominee for director of the Company, including his business experience during the past five years, his positions with the Company and certain directorships held by him. There are no family relationships among directors, nor, except as may be described herein, are there any arrangements or understandings between any director and another person pursuant to which he was selected as a director or nominee.


                       Nominees for Terms Expiring in 2000

         Gilbert E. Carmichael, age 69, has served as a Vice Chairman of the Company since January 1996, and as a Director since April 1994. He retired as an employee of the Company in April 1997. He served as Vice Chairman of the Board from April 1994 until March 1995 and as the Company's Chairman from March 1995 until January 1, 1996. Mr. Carmichael also served as Senior Vice President of Morrison Knudsen Corporation ("Morrison Knudsen") from 1993 until March 1995. Morrison Knudsen is engaged in wide-ranging businesses in the construction, environmental, industrial, mining and transportation industries. Prior to joining Morrison Knudsen, Mr. Carmichael served as Administrator of the Federal Railroad Administration (1989 to 1993). Mr. Carmichael currently serves on the board of directors of Great Southern National Bank (banking).

         Ernesto Fernandez Hurtado, age 75, has served as a Director since December 1996. He served as governor of Mexico's Central Bank from 1970 to 1976. He also served as director general of Banco BCH, S.A. from 1977 to 1982 and Bancomer, S.A. from 1982 to 1988. In addition, he has served in various governmental capacities, including as a member of the Board of Governors of the International Monetary Fund and a member of the International Monetary Conference.

         Michael A. Wolf, age 54, has served as the President and Chief Executive Officer of the Company since July 1996 and as a Director since August 1996. Prior thereto, he served as President and Chief Executive Officer of Pandrol Jackson, Inc. (railroad equipment and contract services) from 1994 to June 1996, as President and Chief Operating Officer of Hobart Brothers Company (welding and laser manufacturing) from 1992 to 1994, and as the Executive Vice President of Case Corporation (agricultural equipment) from 1988 to 1992. In addition, from 1972 to 1988, Mr. Wolf held various management positions with increasing responsibility, including as Executive Vice President, at Firestone/Bridgestone, Inc. (manufacturer of tires and automotive parts, and provider of services).

                  Current Directors with Terms Expiring in 1998

         Lee B. Foster II, age 50, has served as a Director of the Company since August 1996. Mr. Foster has held various positions with L. B. Foster Company (railroad and construction products) since 1973, including as President and Chief Executive Officer since 1990.

         James P. Miscoll, age 62, has served as a Director of the Company since September 1994. Mr. Miscoll held various positions with Bank of America from 1962 until his retirement in 1992, including Vice Chairman (1984 to 1992), Executive Officer, Southern California (1985 to 1992), member of the Management Committee (1982 to 1992) and other executive management positions for the bank in New York City, Asia and Europe. Mr. Miscoll currently serves on the boards of directors of Coast Federal Financial, Inc. (financial institution), California Higher Education Loan Authority, Rykoff-Sexton, Inc. (foodstuffs company), Ad Astra Company (mining and contracting) and American International Group, Inc. (insurance and finance).

                  Current Directors with Terms Expiring in 1999

         John C.  Pope,  age 48,  has  served as the  Company's  Chairman  since
January 1, 1996, having previously served as a Director of the Company since April 1995. Mr. Pope also serves as a Director Emeritus of UAL Corporation (commercial airline holding company) and United Airlines, Inc. (commercial airline), and as a Director of Federal-Mogul Corporation (automotive parts), Wallace Computer Services, Inc. (business forms) and Medaphis Corporation (health care information services). Mr. Pope has held various positions with UAL Corporation and United Airlines, Inc., including President and Chief Operating Officer (1992 to 1994) and Director (1988 to 1994), Vice Chairman (1989 to
1992), Executive Vice President of Marketing and Planning and Chief Financial Officer (1989 to 1990), and Executive Vice President of Finance and Chief Financial Officer (1988 to 1989). Prior thereto, Mr. Pope served as Chief Financial Officer of AMR Corporation (commercial airline holding company) and American Airlines, Inc. (commercial airline).

         Nicholas J. Stanley, age 32, has served as a Director of the Company since April 1994. Mr. Stanley has served as the President of Stanley Investment & Management (international barter and counter trade programs) since 1990, as the President and Chief Executive Officer of Fine Arts Graphics, Inc. (stationery printing) since 1994, and as a Principal of the Titan Group (real estate investment) since 1990. Mr. Stanley also serves as honorary Consul to the Kingdom of Thailand.

Meetings of the Board of Directors

         In 1996, the Board of Directors of the Company conducted 13 meetings. Each director of the Company attended at least 75% of the meetings held during the time he served as a director. In addition, the Board of Directors transacted business on two other occasions by unanimous written consent during 1996.

Committees

         There are four  active  committees  of the  Board:  the  Executive  and
Finance Committee, the Audit and Corporate Responsibility Committee (formerly the Audit Review Committee), the Compensation and Management Development Committee (formerly the Compensation Committee), and the Nominating and Corporate Governance Committee.

         The Executive and Finance Committee has all authority, consistent with the Delaware General Corporation Law, as may be granted to it by the Board. Accordingly, the Executive and Finance Committee may have and may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive and Finance Committee will not have the power (except to the extent authorized by a resolution of the Board) to amend the Company's Certificate of Incorporation or By-laws, to fix the designations, preferences, and other terms of any preferred stock of the Company, to adopt an agreement of merger or consolidation, to authorize the issuance of stock, to declare a dividend or to recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company or a revocation of such a dissolution. John C. Pope, Michael A. Wolf and Gilbert E. Carmichael currently serve as the Executive and Finance Committee. Mr. Pope is the Chairman of this Committee. The Executive and Finance Committee met one time in 1996.

         During 1996, the Audit Review Committee had responsibility for reviewing the professional services to be provided by the Company's independent auditors, the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it found appropriate or as were brought to its attention. In April 1997, the Audit Review Committee was reconstituted as the Audit and Corporate Responsibility Committee, and its functions were expanded to include review of the Company's policies relating to business conduct and corporate relationships (including relationships with governmental agencies and the general public). James P. Miscoll, Ernesto Fernandez Hurtado and Nicholas J. Stanley currently serve as the Audit and Corporate Responsibility Committee. Mr. Miscoll is the Chairman of this Committee. The Audit Review Committee met five times in 1996.

         During 1996, the Compensation Committee had responsibility for reviewing executive salaries, administering the bonus, incentive compensation and stock option plans of the Company, and approving the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company. In April 1997, the Compensation Committee was reconstituted as the Compensation and Management Development Committee (collectively referred to as the "Compensation Committee"), with the primary responsibility for establishing and administering the Company's compensation program for its 10 highest paid executive officers and other key personnel; overseeing selection and professional development of the Company's key management; and consulting with the Company's chief executive officer regarding executive compensation policies, practices and plans. Three of the Company's independent directors, Lee B. Foster II, Nicholas J. Stanley and James P. Miscoll, currently serve as the Compensation and Management Development Committee. Mr. Stanley is the Chairman of this Committee. The Compensation Committee met seven times in 1996.

         The Nominating and Corporate Governance Committee, established in April 1997, has responsibility for monitoring and making recommendations to the Board with respect to developments in the area of corporate governance and Board policies; annually evaluating the performance of the Board; identifying, evaluating and recommending to the Board candidates for Board membership; and evaluating the Company's President and Chief Executive Officer and planning for succession in that position. John C. Pope, Gilbert E. Carmichael and Lee B. Foster currently serve as the Nominating and Corporate Governance Committee. Mr. Pope is the Chairman of this Committee.

                     PROPOSAL NO. 2 -- SELECTION OF AUDITORS

The Proposal

         The Board of Directors appointed Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company and its wholly owned subsidiaries for the fiscal year ending December 31, 1997. This appointment is being presented to stockholders for ratification. Deloitte & Touche LLP audited the Company's financial statements for the year ended December 31, 1996.

         A representative of Deloitte & Touche is expected to attend the meeting and will be afforded an opportunity to make a statement if he or she desires to do so. This representative is also expected to be available to respond to appropriate questions.

Recommendation

         The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS

Information Concerning Executive Officers and Other Key Employees

         Set forth below is information concerning each executive officer and certain key employees of the Company, including his or her business experience during the past five years, his or her positions with the Company and certain directorships held by him or her. Officers are appointed annually by the Board of Directors of the Company and serve, at the pleasure of the Board, until the appointment of their successors. There are no family relationships among the officers, nor, except as may be described herein, are there any arrangements or understandings between any officer and another person pursuant to which he was appointed to office.


Name                     Age     Position

Executive Officers
John C. Pope             48      Chairman of the Board
Michael A. Wolf          54      President, Chief Executive Officer and Director
William F. Fabrizio      49      Senior Vice President and Chief Financial Officer
Jeannette Fisher-Garber  45      Vice President, Secretary and General Counsel
William D. Grab          41      Vice President, Controller and Principal Accounting Officer
Thomas P. Lyons          33      Vice President and Treasurer
Scott E. Wahlstrom       33      Vice President of Human Resources and Administration
Timothy R. Wesley        35      Vice President of Investor and Public Relations

Other Key Employees
Joseph S. Crawford Jr.   52      President, Boise Locomotive Company
David M. Cullen          54      Executive Vice President, Power Parts Company
James E. Lindsay         43      President, Engine Systems Company, Inc.
Theodore E. Nelson       44      President, Touchstone Company
J. Lynn Young            59      President, Motor Coils Manufacturing Company

         Executive Officers

         John C. Pope. See "Information Concerning Directors and Nominees" for a description of Mr. Pope's relevant business experience.

         Michael A. Wolf. See "Information Concerning Directors and Nominees" for a description of Mr. Wolf's relevant business experience.

         William F. Fabrizio has served as Senior Vice President and Chief Financial Officer of the Company since November 1996. From 1995 to November 1996, Mr. Fabrizio served as Chief Financial Officer of Lear Corporation's Automotive Industries Division (automotive parts), which had acquired Automotive Industries Holdings, Inc. (automotive parts) in 1995, for which he had also served as Chief Financial Officer during 1995. Prior thereto, from 1989 to 1994, he served as the Chief Financial Officer of Rockwell International Corporation's Automotive Group (automotive parts).

         Jeannette Fisher-Garber has served as Vice President, Secretary and General Counsel of the Company since October 1996. Prior thereto, Ms. Fisher-Garber served as Corporate Counsel for Federated Investors (1987 to October 1996), as a staff attorney for Joy Manufacturing Company
(manufacturing)(1979 to 1987) and as a financial analyst for Rockwell International Corporation (manufacturing) (1976 to 1979).

         William D. Grab has served as Vice President, Controller and Principal Accounting Officer since April 1995, having previously held various accounting positions with the Company's Motor Coils Manufacturing Company ("Motor Coils") subsidiary from 1980 to April 1995. Prior thereto, from 1977 to 1980, Mr. Grab was employed at the public accounting firm of Touche Ross.

         Thomas P. Lyons has served as Vice President and Treasurer of the Company since February 1997, having previously served as Treasurer of the Company since August 1996. Prior thereto, Mr. Lyons served as the Company's Project Finance Manager from September 1994 to July 1996 and its Senior Financial Analyst from June 1994 to September 1994. From 1993 to June 1994, Mr. Lyons served as a Project Finance Analyst for Morrison Knudsen (engineering and construction). Prior to 1993, Mr. Lyons attended business graduate school and college.

         Scott E. Wahlstrom has served as Vice President of Human Resources of the Company since August 1996. Prior thereto, he served as the Company's Corporate Director -- Human Resources (August 1995 to August 1996) and as its Corporate Manager -- Human Resources (1994 to August 1995). He previously served as Manager of International Compensation at Morrison Knudsen (engineering and construction) from 1992 to 1994. In addition, from 1991 to 1992, Mr. Wahlstrom served as Senior Analyst at Walt Disney Company (entertainment).

         Timothy R. Wesley has served as Vice President of Investor and Public Relations of the Company since August 1996. Prior thereto, he served as the Company's Director, Investor and Public Relations from February 1995 to August 1996. Previously, Mr. Wesley served as Director, Investor and Public Relations (1993 to February 1995) and as Public Relations Manager (1992 to 1993) at Michael Baker Corporation (engineering and construction).

         Other Key Employees

         Joseph S. Crawford Jr. has served as President of the Company's Boise Locomotive subsidiary (previously the Locomotive Group) since December 1995. Prior thereto, he served as the Company's Executive Vice President, Locomotive Group (September 1994 to December 1995) and as Senior Vice President, Operations and Maintenance of the Company (May 1994 to September 1994). From 1988 to May 1994, Mr. Crawford served as Senior Vice President and General Manager of New Jersey Transit Rail Corporation (transit and rail operations).

         David M. Cullen has served as Executive Vice President of the Company's Power Parts subsidiary since May 1994. From 1983 to 1994, Mr. Cullen served as Division Manager of Gates Corporation (rubber and plastic products).

         James E. Lindsay has served as President of the Company's Engine Systems Company subsidiary since 1994. He also served as a Senior Vice President of the Company (1994 to August 1996) and as Senior Vice President Marketing of MK Engine Systems Company, Inc.'s division in Simi Valley, California (formerly Arrowsmith) (1989 to 1994). Prior thereto, from 1978 to 1989, Mr. Lindsay served in various engineering and marketing capacities dealing with engine products and components with the Electro-Motive Division of General Motors Corporation (locomotive manufacturing).

         Theodore E. Nelson has served as President of Touchstone Company ("Touchstone") since 1982. He also served as a Senior Vice President of the Company (1994 to August 1996). Mr. Nelson joined Touchstone in 1976 and has served as President and a Director of Touchstone since 1982. Touchstone, a manufacturer of locomotive cooling systems, was acquired by the Company in 1994.

         J. Lynn Young has served as the President of the Company's Motor Coils subsidiary since August 1996, having previously served as its Executive Vice President from 1985 to August 1996. Prior thereto, from 1956 to 1985, Mr. Young held various positions with Westinghouse Electric Corporation (manufacturing), including as design engineer, engineering manager and product manager.

                                  COMPENSATION

Director Compensation

         The Company pays each director who is not a full-time employee of the Company, effective July 1, 1996, $12,000 per year for his services as a director of the Company. In addition, each director is entitled to receive $1,000 for each meeting of the Board attended by such director, and $1,000 for each other Committee meeting attended by a director who is not a Committee Chairman. Each Committee Chairman receives $1,000 for each Committee meeting attended by such Chairman. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board or any Board Committee.

         In addition, the Company adopted a Stock Option Plan for Non-Employee Directors to encourage the highest level of performance for members of the Board of Directors who are not employees of the Company, by providing such directors with a proprietary interest in the financial success of the Company. Under the Plan, each non-employee director is entitled to receive options to purchase 12,000 shares of the Company's Common Stock upon his election to the Board at an exercise price equal to 50% of the market price based on the date awarded. At the Annual Meeting of Stockholders held October 30, 1996, the stockholders voted to amend the Company's Stock Option Plan for Non-Employee Directors to increase the maximum number of shares which may be issued under such Plan by 50,000 shares to provide for annual stock option awards of 1,500 shares to the Company's non-employee directors to be awarded annually beginning January 2, 1997 at an exercise price equal to the fair market value of such Common Stock as of the date of the grant.

Executive Compensation

         Cash Compensation. The following table describes the compensation paid by the Company or its subsidiaries to (i) all individuals serving as the Company's Chief Executive Officer for the Company's fiscal year ending as of December 31, 1996; (ii) the four most highly compensated executive officers of the Company (other than persons serving as Chief Executive Officer) who were serving as executive officers at December 31, 1996; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to
(ii) but for the fact that the individual was not serving as an executive officer of the Company at December 31, 1996 (collectively, the "Named Executives"). Persons identified as key employees under "Information Concerning Executive Officers" are deemed to be executive officers for purposes of the disclosure under "Executive Compensation."



                           Summary Compensation Table


                                                                                  Long Term Compensation
                                                Annual Compensation                       Awards
                                 -------------------------------------------     ------------------------

                                                                 Other Annual    Restricted                      All Other
                                                                   Compensa-       Stock        Options/           Comp-
Name and Position         Year     Salary          Bonus             tion         Award(s)        SARs           ensation
-----------------         ----     ------          -----             ----         --------        ----           --------
                                     ($)            ($)               ($)           ($)            (#)              ($)

John C. Pope              1996     336,539             0                0            0              0               0
Chairman                  1995           0             0                0      190,500[1]     300,000[2]            0
                          1994           0             0                0            0              0               0

Michael A. Wolf           1996                   100,000[3]                    575,000[4]     400,000[5]        4,130[6]
President & CEO           1995     173,077             0                0            0              0               0
                          1994           0             0                0            0              0               0
                                         0                              0

Joseph S. Crawford Jr.    1996     200,000       200,000[7]             0            0         50,000[8]            0
President, Boise          1995     200,858       200,000[7]             0            0              0             764[6]
Locomotive Co.            1994     126,087             0                0            0        100,000[9]          280[6]


Theodore E. Nelson        1996     150,000        75,313[10]        2,825[11]        0         50,000[8]            0
President, Touchstone Co  1995     150,000             0           11,125[12]        0              0               0
                          1994     150,000        72,152[13]        2,886[11]        0        100,000[14]           0


Michael J. Farrell        1996      90,000       300,000[7]        19,615[15]        0              0         150,000[16]
formerly President &      1995     305,128       300,000[7]         1,636[11]        0              0           2,322[6]
CEO                       1994     275,000[17]         0            1,728[11]        0        200,000[18]           0

Thomas J. Reinecke        1996      64,904       225,000[7]         8,654[15]        0              0          86,250[16]
Formerly Executive        1995     235,542       225,000[7]         1,082[11]        0              0           3,331[6]
Vice President            1994     216,666[17]         0            1,193[11]        0        150,000[18]           0


----------------

         1 Under the terms of his employment agreement dated December 29, 1995 with the Company, Mr. Pope received 50,000 shares of common stock restricted as to their ability to be sold, valued as indicated in the table as of the date of grant and at $390,500 as of December 31, 1996, based on the closing price of the Company's common stock on such dates. The restrictions lapsed on 25,000 shares on January 1, 1997 and will lapse on the remaining 25,000 shares on January 1, 1998, or, as to all shares, upon the earlier occurrence of a change of control of the Company. See "Employment Agreements." Dividends would be paid on the restricted stock to the extent paid on the Company's other common stock. In addition to the restricted stock award and the SARs discussed in note 2, during 1995 Mr. Pope received compensation for serving on the Company's Board of Directors and as a member of the Select Committee of the Board.

         2 Mr. Pope was granted Stock Appreciation Rights ("SARs") on December 29, 1995 in respect of 300,000 shares at a grant price of $3.81. (190,000 shares of which were awarded under the Company's Stock Incentive Plan and the balance outside of such plan.) The SARs in respect of 150,000 shares became exercisable on December 29, 1996, with the SARs as to the remaining 150,000 shares to become exercisable on December 29, 1997, subject to earlier vesting if the Company terminates Mr. Pope's employment other than for cause. On March 25, 1997 the Compensation Committee of the Board of Directors and Mr. Pope agreed (i) to limit the price at which the SARs can be exercised to $10.72 (which was the average of the high and low prices at which the Company's Common Stock was traded on March 25, 1997) and (ii) that the Company would grant to Mr. Pope an equivalent number of stock options at the same price and subject to the same vesting schedule, effectively converting the SARs to stock options.

         3 Under the terms of his employment agreement dated July 1, 1996, Mr. Wolf received a one-time lump sum bonus of $100,000.


                                        9




         4 Mr. Wolf received on July 1, 1996, 100,000 shares of common stock restricted as to their ability to be sold, valued as indicated in the table as of the date of grant and at $781,000 as of December 31, 1996, based on the closing price of the Company's common stock on such dates. The restrictions will lapse at the close of business on June 30, 2001, so long as Mr. Wolf is still in the employ of the Company on that date, or upon the earlier occurrence of a change of control of the Company. See "Employment Agreements." Dividends would be paid on the restricted stock to the same extent paid on the Company's other common stock.

         5 Mr. Wolf was granted 400,000 SARs on May 13, 1996 with a grant price of $5.25 per share. The SARs vest in 20% increments with the first 20% exercisable on July 1, 1997 and each remaining 20% increment exercisable on July 1 of each of the subsequent four years. As permitted under the terms of the original grant of SARs, on October 31, 1996, the Company (i) limited the price at which the SARs can be exercised to $7.78 per share (which was the average of the high and low prices at which the Company's common stock was traded on October 31, 1996) and (ii) issued an equivalent number of stock options on October 31, 1996 at the same price and subject to the same vesting schedule, effectively converting the SARs to stock options.

         6 The amount shown in this column represents the payment of insurance premiums for term life insurance.

         7 The amount shown in this column represents a bonus pursuant to a retention program adopted by the Company in an effort to maintain the then current management team in the face of uncertainties created by its efforts during 1995 to sell the Company.

         8 The options shown are options to purchase the Company's common stock at an exercise price of $5 per share. These options were granted under the Company's Stock Incentive Plan and have become exercisable with respect to 25% of the shares and will become exercisable with respect to the balance of the shares in equal increments on March 31, 1998, March 31, 1999 and March 31, 2000, unless earlier terminated. These options terminate April 10, 2006, subject to earlier termination upon cessation of employment with the Company.

         9 One-half of the options shown for Mr. Crawford for 1994 represent options to purchase shares of the Company's Common Stock at an exercise price equal to the initial public offering price of the Company's Common Stock, $16 per share. These options were granted under the Company's Stock Incentive Plan. They became exercisable with respect to 75% of the shares and will become exercisable with respect to the balance of the shares on July 20, 1997, unless earlier terminated. These options terminate on April 26, 2004, subject to earlier termination upon cessation of his employment with the Company.

         The remaining options shown for Mr. Crawford for 1994 represent options to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to $10.13 per share. These options were granted under the Company's Stock Incentive Plan. They have become exercisable with respect to 50% of the shares and will become exercisable with respect to the balance of the shares in equal increments on November 29, 1997 and 1998, unless earlier terminated. These options terminate on November 29, 2004, subject to earlier termination upon cessation of his employment with the Company.

         10 The amount shown in this column includes $75,000 as a bonus from a retention program adopted by the Company in an effort to maintain the then current management team in the face of uncertainties created by its efforts during 1995 to sell the Company and a bonus of $313 paid during 1996 as part of an increased productivity bonus program established by Touchstone. A bonus earned by Mr. Nelson in 1996 and payable by Touchstone during 1997 under a three-year bonus plan provided in Mr. Nelson's employment agreement is presently indeterminate and is currently subject to negotiation between the Company and Mr. Nelson. See "Employment Agreements."

         11 This amount represents imputed income for the use of an automobile.

         12 This amount represents imputed income for the use of an automobile, accrued vacation days earned but not taken, life insurance and like benefits.

         13 This amount represents a bonus paid in January 1994, prior to the acquisition of Touchstone by the Company.

         14 One-half of the options shown for Mr. Nelson for 1994 represent options to purchase shares of the Company's Common Stock at and exercise price equal to the initial public offering price of the Company's Common Stock, $16 per share. These options were granted under the Company's Stock Incentive Plan. They became exercisable with respect to 75% of the shares and will become exercisable with repect to the balance of the shares on July 20, 1997, unless earlier terminated. These options terminate on April 26, 2004, sublect to earlier termination upon cessation of his employment with the Company.

             The emaining option shown for Mr. Nelson for 1994 represent options to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to $14.375 per share. These options were granted under the Company's Stock Incentive Plan. They have become exercisable with respect to 60% of the shares and will become exercisable with respect to the balance of the shares in equal increments on August 12, 1997 and 1998, unless earlier terminated. These options terminate on August 12, 2004, subject to ealier termination upon cessation of his employment with the Company.

         15 This amount represents payment of accrued vacation days earned but not taken.


                                       10




         16 This amount represents consulting fees pursuant to which the Company engaged this individual as a consultant after his employment had terminated.

         17 Includes compensation paid by the Company's Motor Coils subsidiary to Mr. Farrell and Mr. Reinecke.

         18 These options were canceled in May 1995.

         Options Awards. The following table sets forth information concerning options to purchase the Company's Common Stock or stock appreciation rights ("SARs") with respect to the Company's Common Stock granted to Named Executives in 1996.

                      Option/SAR Grants in Fiscal Year 1996


                                                                                                       Potential Realizable
                                                                                                         Value at Assumed
                                                                                                          Annual Rates of
                                                                                                            Stock Price
                                                                                                         Appreciation for
                                      Individual Grants                                                    Option Term[2]
                                  Number of       % of Total
                                 Securities      Options/SARs
                                 Underlying       Granted to        Exercise
                                 Option/SARs      Employees      or Base Price    Expiration
Name                            Granted (#)[1]   in Fiscal Year       ($/Sh)          Date             5% ($)         10% ($)
----                            --------------   --------------       ------          ----             ------         -------

John C. Pope                          -               -                -              -                 -              -

Michael A. Wolf                    400,000          52.25%           $5.25         7/01/06          $2,969,935     $5,973,023

Joseph S. Crawford Jr.              50,000           6.50%           $5.00         4/10/06            $157,224       $398,436

Theodore E. Nelson                  50,000           6.50%           $5.00         4/10/06            $157,224       $398,436

Michael J. Farrell                    -               -                -              -                 -              -

Thomas J. Reinecke                    -               -                -              -                 -              -



          1 See the notes to the Summary Compensation Table above for a description of the terms of the options/SARs listed in this table.

          2 The potential realizable value shown is calculated based upon appreciation of the Common Stock issuable under options, calculated over the full term of the options assuming 5% and 10% annual appreciation in the value of the Company's Common Stock from the date of grant, net of the exercise price of the options.

         Option Values. The following table sets forth information concerning the aggregate number and values of options held by Named Executives. None of the Named Executives exercised any options in 1996.



               Aggregated Option/SAR Exercises in Fiscal Year 1996
                          and FY-End Option/SAR Values


                                                                         Number of
                                                                        Securities                          Value of
                                                                        Underlying                         Unexercised
                                                                        Unexercised                        In-the-Money
                                                                       Options/SARs at                    Options/SARs at
                                                                     Fiscal Year End (#)[1]              Fiscal Year End ($)[1]
                                                                -----------------------------      -------------------------------
                             Shares Acquired      Value
  Name                           on Exercise      Realized      Exercisable     Unexercisable      Exercisable      Unexercisable
  ----                           -----------      --------      ------------    --------------     ------------     --------------
                                    (#)             (#)

John C. Pope                         0               0          150,000         150,000            $600,000          $600,000
Michael A. Wolf                      0               0                0         400,000                   0         1,025,000
Joseph S. Crawford Jr.               0               0           62,500          87,500                   0           140,625
Theodore E. Nelson                   0               0           67,500          82,500                   0           140,625
Michael J. Farrell                   0               0                0               0                   0                 0
Thomas J. Reinecke                   0               0                0               0                   0                 0
----------------------


         [1] The information is presented as of December 31, 1996. See the notes to the Summary Compensation Table above for a description of the terms of the options listed in this table.

         Employment Agreements. Effective as of December 29, 1995, the Company entered into an employment agreement with John C. Pope for a term of two years commencing January 1, 1996, subject to automatic one-year extensions (unless notice of termination is given), under which Mr. Pope agreed to serve as Chairman of the Board of the Company. Under the terms of his employment agreement, Mr. Pope will be expected to devote on average no more than three days per week to the business and affairs of the Company. The agreement provides for payment to Mr. Pope of an annual base salary of $350,000. The agreement also provides for a restricted stock award to him under the Company's Stock Incentive Plan of 50,000 shares of the Company's Common Stock. The sale restrictions lapsed on 25,000 of the shares on January 1, 1997, and will lapse on the remaining 25,000 shares on January 1, 1998, or, as to all shares, upon the earlier occurrence of a change in control of the Company. In addition, Mr. Pope received stock appreciation rights ("SARs") in respect of 300,000 shares of the Company's Common Stock. See Note 2 to "Summary Compensation Table" for description of such SARs.

         Effective as of July 1, 1996, the Company entered into an employment agreement with Michael A. Wolf for a period of 24 months, subject to automatic extensions for periods of 24 months through July 1, 2001 (unless notice of termination is given), under which Mr. Wolf has agreed to serve as President and Chief Executive Officer of the Company. The agreement provides for payment to Mr. Wolf of a base salary of $375,000 per annum. Mr. Wolf received a single payment of $100,000 upon execution of the agreement, which Mr. Wolf is obligated to repay to the Company if he voluntary terminates his employment before July 1, 1997. The agreement also provides for a restricted stock award to him under the Company's Stock Incentive Plan of 100,000 shares of the Company's Common Stock, with the sale restrictions to lapse as to all shares at the close of business on June 30, 2001, so long as Mr. Wolf is still in the employ of the Company or upon the earlier occurrence of a change of control of the Company. In addition, Mr. Wolf received SARs in respect of 400,000 shares of the Company's Common Stock. See Note 5 to "Summary Compensation Table" for a description of such SARs.

         The agreement further provides that if the Company terminates Mr. Wolf's employment in connection with a change of control or other than for cause, Mr. Wolf is entitled to (i) the continuation of his salary for the remainder of the term or a single payment in an amount equal to the present value of such salary continuation payments; (ii) retention of any rights with respect to the SARs and Plan options; (iii) immediate vesting in the grant of 100,000 shares of the Company's common stock; (iv) continuing benefits for 12 months or until Mr. Wolf finds new employment; and (v) a relocation fee in the amount of $50,000 less $10,000 for each full year of employment with the Company. The agreement also contains a non-competition provision which generally restricts Mr. Wolf from competing with the Company for two years following the termination of his employment from the Company.

         The Company entered into an employment agreement with Michael J. Farrell in March 1994 for a term of five years, subject to successive one-year extensions, under which he agreed to serve as President and Chief Operating Officer of the Company. No adjustment to the terms of this agreement was made by reason of Mr. Farrell's promotion to Chief Executive Officer in February 1995. Under the terms of his employment agreement, Mr. Farrell received an annual base salary of $300,000, and became entitled to participate in any long-term cash incentive programs adopted by the Company. Mr. Farrell resigned as President and Chief Executive Officer of the Company effective April 3, 1996 and all rights and benefits under his Employment Agreement terminated as of that date. The Company and Mr. Farrell entered into a Consulting Agreement effective April 4, 1996 pursuant to which the Company engaged Mr. Farrell as a consultant on an "as called" basis through July 3, 1996. Mr. Farrell was paid aggregate consulting fees of $150,000 under the Consulting Agreement. In addition, Mr. Farrell received a retention payment of $300,000 on May 1, 1996, pursuant to the retention program adopted by the Company.

         In October 1991, the Company's Motor Coils subsidiary entered into an employment agreement with Thomas J. Reinecke for a term of five years, under which he agreed to serve as an executive officer of Motor Coils. Under the terms of such employment agreement, Mr. Reinecke's annual base salary was fixed at $200,000 (subsequently increased to $225,000), and he became eligible to receive an annual bonus based on Motor Coils' performance. Mr. Reinecke resigned as Executive Vice President of the Company effective March 31, 1996 and all rights and benefits under his employment agreement terminated as of that date. The Company and Mr. Reinecke entered into a Consulting Agreement effective April 1, 1996 pursuant to which the Company engaged Mr. Reinecke as a consultant as an "as called" basis through June 30, 1996. Mr. Reinecke was paid aggregate consulting fees of $86,250 under the Consulting Agreement. In addition, Mr. Reinecke received a retention payment of $225,000 on May 1, 1996, pursuant to the retention program adopted by the Company.

         The Company entered into an employment agreement with Theodore E. Nelson in January 1994 for a term which expires January 31, 1999. Under the terms of his employment agreement, Mr. Nelson's annual base salary was set at $150,000, and he is provided by Touchstone with the use of a car and dues and expenses for membership at a country club. In addition, he is eligible to participate in a Three Year Bonus Plan and a Five Year Bonus Plan. The Three Year Plan results in a cash bonus to Mr. Nelson equal to 25% of the amount by which Touchstone's earnings before interest and taxes for the years 1994, 1995 and 1996 exceeds $15,000,000. This amount has been calculated and accounted for, resulting in a bonus for 1994, 1995 and 1996 for Mr. Nelson of $344,258. The agreement also provides that if the amount of the bonus for the Three Year Bonus Plan is less than $1,500,000, Mr. Nelson is eligible to participate in a Five Year Bonus Plan which would result in a cash bonus equal to 20% of the amount by which Touchstone's earnings before interest and taxes for the years 1994, 1995, 1996, 1997 and 1998 exceeds an aggregate of $25,000,000. Under either or both the Three Year Bonus Plan or Five Year Bonus Plan the total bonus payments cannot exceed $6,500,000.

         The Company may also enter into employment agreements with other executive officers of the Company from time to time.

         Retention Programs. In an effort to maintain the then current management team in the face of uncertainties created during 1995 by a prospective sale of the Company, the Company adopted programs for executives and certain staff members. Under the executive retention program, executives who remained with the Company for six months after the adoption of the retention program in April 1995 received bonuses of from 50% to 100% of their annual salaries in November 1995. In October 1995, the Company extended this program for an additional six months so that executives who remained with the Company for six additional months, until May 1996, received another bonus of from 50% to 100% of their annual salaries. In addition to retention bonuses, if the executives are terminated without cause within 24 months after a "change of control" of the Company, they are entitled to receive severance payments equal to 100% to 200% of their annual salaries. The staff retention program was similarly structured with lower bonuses and severance payments.

         Executive Incentive Plan. The Company established an Executive Incentive Plan ("Executive Incentive Plan"), under which officers and key employees of the Company may earn cash bonuses. The terms of the Executive Incentive Plan are described under "Compensation -- Report of the Compensation Committee."

         Stock Incentive Plan. The Company has adopted a Stock Incentive Plan pursuant to which awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance share awards, phantom stock units and similar awards may be made to officers and key employees. The terms of this plan are described under "Compensation -- Report of the Compensation Committee."

Compensation Committee Interlocks and Insider Participation

         During 1996, Nicholas J. Stanley and James P. Miscoll served as the Compensation Committee. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving either of these individuals.

Report of the Compensation Committee

         The Compensation Committee has responsibility to review and administer the total compensation of the 10 highest paid positions of the Company, which includes administration of an executive incentive plan, a merit appraisal program for key management and the Stock Incentive Plan. No awards under these plans can be made without the approval and authorization of the Compensation Committee. In addition, the Compensation Committee consults with the Company's management on a regular basis regarding the Company's employee insurance programs, compensation policies, deferred compensation, sales incentive plans and other employee related benefits.

         Philosophy. The Company's policies on executive compensation are designed to (i) provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, (ii) compensate employees in a "pay for performance" manner best calculated to recognize individual, group and subsidiary company performances, and (iii) seek to align the interests of the employees with the interests of the Company's stockholders.

         Components of Executive Compensation. Executive compensation includes base salary, benefits and incentive compensation in the form of awards of stock, stock options and stock appreciation rights and cash bonuses, as fixed pursuant to certain plans or employment agreements. During 1996, MCG Northwest, Inc., an executive compensation consulting firm, advised the Compensation Committee as to compensation practices of similarly sized companies to assist the Committee in making its determinations as to compensation. Through the compensation plans described below, the Company seeks to reward its key management for the Company's "pay for performance" compensation linked to stockholder value.

         Salary. As part of the Company's restructuring program implemented in January 1996, the base salaries for key management personnel were frozen pending implementation of a program for salary review. In October 1996, the Committee approved an action to initiate a formal merit appraisal program for all key management personnel and other employees who are not part of collective bargaining units. Effective January 1, 1997, each such person is to have a formal performance and career development interview with his or her supervisor at least annually. During the 1997 fiscal year, such persons will be considered for salary or wage adjustment based on performance, with the aggregate amount of base salary adjustments to be limited to 3% over 1996 levels.

         Long-Term Executive Plan. During 1996, the Company had in effect two long-term incentive plans that had been established by Morrison Knudsen prior to the time the Company became a public company. No awards were made or accrued for the benefit of any participants under either of these plans in 1996. In February 1997, the Company terminated these plans.

         Executive Incentive Plan. During 1996, the Company had in effect an executive incentive plan that had been established by Morrison Knudsen prior to the time the Company became a public company. No awards were made or accrued for the benefit of any executive of the Company under this plan in 1996. This plan was replaced by a new Executive Incentive Plan (the "New Executive Incentive Plan") effective as of January 1, 1997. Under the New Executive Incentive Plan, up to 50 key senior management employees are eligible to share in a cash award funding pool determined by the Compensation Committee not to exceed 12 percent of the Company's operating income for the year. The New Executive Incentive Plan provides that the Compensation Committee is to establish minimum threshold levels of performance before any incentives are paid. These threshold levels are determined by a mix of financial results, principally earnings per share and cash flow per share. For 1997, no payments under the New Executive Incentive Plan will be made unless the Company achieves the minimum earnings threshold level of $.71 per share.

         Stock Incentive Plan. The Company adopted a Stock Incentive Plan ("Stock Incentive Plan"), pursuant to which awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance share awards, phantom stock units and similar awards may be made to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the business of the Company. The Stock Incentive Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of the Company. A total of
2.5 million shares of Common Stock have been reserved for issuance of stock options and restricted stock awards under the Stock Incentive Plan following approval by the stockholders of an increase in the number of shares reserved for issuance from 1.5 million to 2.5 million at the Company's annual meeting held in October 1996.

         The Stock Incentive Plan is administered by the Compensation Committee, no voting member of which may be an employee of the Company or eligible to receive awards under the Stock Incentive Plan. Options awarded pursuant to the Stock Incentive Plan are subject to vesting requirements established and ratified by the Compensation Committee. The Compensation Committee establishes the exercise price of all options granted under the Stock Incentive Plan, which generally will not be less than the market price of the Company's Common Stock subject to the option at the date of grant or the average market price of the Company's Common Stock over a period preceding or following the date of grant, as specified in the option.

         During 1996, grants were awarded to specific key managers based on: (i) the salary ranges applicable to such officers and employees at the time of the award; and (ii) various subjective factors such as the executive's responsibilities, individual performance and anticipated contribution to the Company's performance. In addition in April 1996, the Compensation Committee offered to certain key management personnel the right to exchange options priced at $8.00 per share for options with delayed vesting terms at an option price subject to reduction to $5.00 per share based on the Company meeting established earnings targets. Virtually every person who was offered this incentive evidenced his or her confidence in the Company by accepting this offer, and the earnings targets were exceeded. Although the Compensation Committee did not undertake a formal survey of competitors or establish numerical targets in fixing the awards or terms of exchange, the Committee consulted with MCG Northwest, Inc., an executive compensation consulting firm, which advised as to option awards made by similarly sized companies.

         Awards granted under the Stock Incentive Plan are subject to acceleration in the event of a change in control of the Company and in certain other events as determined by the Compensation Committee, including retirement after 65, death or disability. Pursuant to the Stock Incentive Plan, the Compensation Committee will review and may revise from time to time any of the vesting or other requirements as they apply to eligible participants.

         Compensation of the Chief Executive  Officer.  On July 1, 1996, Michael
A. Wolf became the President and Chief Executive Officer of the Company. Mr. Wolf's compensation during 1996 was fixed pursuant to the terms of an employment agreement he entered into with the Company (see "--Executive Compensation--Employment Agreements"). This employment agreement was negotiated on an arms-length basis by the Company's Chairman and Mr. Wolf. The Compensation Committee consulted with MCG Northwest, Inc., an executive compensation consulting firm, before entering into negotiations with Mr. Wolf. Although MCG Northwest, Inc. advised the Compensation Committee as to appropriate compensation levels for similarly sized companies generally, the Committee did not undertake a formal survey of competitors in agreeing to Mr. Wolf's compensation package.

         Michael J. Farrell served as the Chairman and Chief Executive Officer of the Company from February 1995 until his resignation effective April 3, 1996. Mr. Farrell's executive compensation was determined based upon an employment agreement with the Company negotiated prior to 1996. The Compensation Committee further authorized a retention payment to Mr. Farrell in the amount of $300,000 on May 1, 1996 under the Company's executive retention program (see "--Executive Compensation--Retention Program"). During 1996, the Compensation Committee's compensation policies with respect to Mr. Farrell were based on various subjective factors such as Mr. Farrell's responsibilities, his performance and his contribution to the Company's performance.

         Deductibility  of Compensation.  The Internal  Revenue  Service,  under
Section 162(m) of the Revenue Code, will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's deductions for compensation paid in excess of the $1 million cap will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future (and no officer of the Company received compensation in 1996 which resulted under Section 162(m) in the non-deductibility of such compensation to the Company), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its stockholders, in determining whether to endeavor to cause such compensation to be exempt from the Section 162(m) limitation.

         Submission of Report. This report is submitted by the members of the Compensation Committee, Nicholas J. Stanley, James P. Miscoll and Lee B. Foster II.

Performance Information

         Set forth in the table below is a comparison of the total stockholder return (annual change in share price plus dividends paid, assuming reinvestment of dividends when paid) assuming an investment of $100 on the starting date for the period shown for the Company, the Dow Jones Equity Market Index (a broad equity market index which includes the stock of companies traded on the Nasdaq National Market System) and a peer group consisting of L.B. Foster Company, Johnstown America Industries, Inc., ABC Rail Products Corporation, Greenbriar Corporation, Harmon Industries, Inc. and Westinghouse Air Brake. The Company believes that a comparison of its results with the above manufacturers of locomotive parts is more meaningful than a comparison with the broad Dow Jones Transportation Equipment Index (also shown below), which includes manufacturers having no involvement with the rail industry. In future years, the Company intends to discontinue the comparison of its results with those of the Dow Jones Transportation Equipment Index. The peer group results have been weighted based on the constituents' respective market capitalizations, as required by the rules of the Securities and Exchange Commission, and in the case of two companies reflects opening of trading on July 14, 1994 and June 16, 1995, respectively, based on available data provided by Dow Jones & Co., Inc. Except as noted, the return shown in the table is based on the percentage change from April 26, 1994 (the date of the Company's commencement of its initial public offering) to December 31, 1994, 1995 and 1996.



MotivePower Industries, Inc.
                                     Investment              Date
                                     ----------              ----

                                     $         100.00        April 26, 1994
                                     $          60.80        December 31, 1994
                                     $          24.18        December 31, 1995
                                     $          49.55        December 31, 1996

Dow Jones Equity Market Index
                                     Investment              Date
                                     ----------              ----
                                     $         100.00        April 26, 1994
                                     $         103.21        December 31, 1994
                                     $         142.65        December 31, 1995
                                     $         176.32        December 31, 1996

Peer Group
                                     Investment              Date
                                     ----------              ----
                                     $         100.00        April 26, 1994
                                     $         109.28        December 31, 1994
                                     $          83.43        December 31, 1995
                                     $          87.74        December 31, 1996

Dow Jones Transportation Equipment Index
                                       Investment              Date
                                       ----------              ----
                                     $         100.00        April 26, 1994
                                     $          92.11        December 31, 1994
                                     $          90.96        December 31, 1995
                                     $         120.91        December 31, 1996



                               SECURITY OWNERSHIP

         As of April 15, 1997, there were 17,579,668 shares of the Company's Common Stock issued and outstanding. The following table sets forth the number and percentage of the Company's Common Stock known by management of the Company to be beneficially owned as of April 15, 1997 by (i) all stockholders who own 5% or more of the Company's Common Stock, (ii) all directors of the Company, (iii) each current or former executive officer included in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. Persons identified as key employees under "Information Concerning Executive Officers" are deemed to be executive officers for purposes of the disclosure under "Security Ownership."




                                                 Amount and
               Name and Address of          Nature of Beneficial               Percent of
                 Beneficial Owner                Ownership[1]              Shares Outstanding
--------------------------------------------------------------------- ----------------------------

The Crabbe Huson Group[2]                       1,667,600                          9.5%
CS First Boston Inc.[3]                         1,466,177                          8.3%
Chilton Investment Partners, L.P.[4]            1,461,842                          8.3%
Intermarket Corp.[5]                            1,083,688                          6.2%
John C. Pope[6]                                   213,661                          1.2%
Michael A. Wolf[7]                                311,056                          1.8%
Joseph S. Crawford Jr.[8]                          76,129                           *
Theodore E. Nelson[9]                              85,492                           *
Gilbert E. Carmichael[10]                          93,699                           *
Nicholas J. Stanley[11]                            12,000                           *
James P. Miscoll[12]                               10,000                           *
Lee B. Foster II[13]                                2,000                           *
Ernesto Fernandez Hurtado                               0                            0%
Michael J. Farrell[14]                             50,492                           *
Thomas J. Reinecke[15]                             25,000                           *
All Directors and Executive
 Officers as a Group[16]                          918,090                          5.2%
----------

* Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

         1 For purposes of this table, shares are considered "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such

                                       17




person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

         2 The address of the Crabbe Huson Group is Suite 1400, 121 S.W. Morrison Street, Portland, Oregon 97204. These shares are beneficially owned by Crabbe Huson Group.

         3 The address of CS First Boston Inc. is 11 Madison Avenue, Fourth Floor, New York, NY 10010. These shares are owned of record by CS First Boston Inc.
         4 The address of Chilton Investment Partners, L.P. is 320 Park Avenue, 22nd Floor, New York, NY 10022. These shares are owned of record by Chilton Investment Partners, L.P.

         5 The address of Intermarket Corp. is 667 Madison Avenue, New York, NY 10021. These shares are owned of record by Intermarket Corp.

         6 The shares beneficially owned by Mr. Pope consist of 63,661 shares owned of record by him or held in a 401(k) plan and of which he is the beneficiary and 150,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $10.72 per share, which option expires on December 29, 2005. In addition, Mr. Pope participates in a deferred compensation plan and has elected to receive payments thereunder based upon the performance of the Company's Common Stock during the plan period. Accordingly, Mr. Pope bears the economic risks of ownership of an additional 70,000 shares of Common Stock as of April 30, 1997.

         7 The shares beneficially owned by Mr. Wolf consist of 100,056 shares owned of record by him or held in a 401(k) plan and of which he is the beneficiary; 116,000 shares held in a personal revocable trust; 5,000 shares held in an IRA account; 76,000 shares owned of record by his wife; and 14,000 shares held in a personal revocable trust of his spouse.

         8 The shares beneficially owned by Mr. Crawford consist of 1,129 shares owned of record by him or held in a 401(k) plan and of which he is the beneficiary; 12,500 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $5.00 per share, which option expires on April 10, 2006; 25,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $10.13 per share, which option expires on November 29, 2004; and 37,500 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $16.00 per share, which option expires on April 26, 2004. The options were awarded to Mr. Crawford under the Company's Stock Incentive Plan.

         9 The shares beneficially owned by Mr. Nelson consist of 5,492 shares owned of record by him or held in a 401(k) plan and of which he is the beneficiary; 12,500 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $5.00 per share, which option expires on April 10, 2006; 37,500 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $16.00 per share, which option expires on April 26, 2004; and 30,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $14.375, which option expires on August 12, 2004. The options were awarded to Mr. Nelson under the Company's Stock Incentive Plan.

         10 The shares beneficially owned by Mr. Carmichael consist of 3,699 shares owned of record by him or held in a 401(k) plan and of which he is the beneficiary; 20,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $3.81 per share, which option expires on March 31, 1999; 40,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $5.38 per share, which option expires on December 31, 1998; and 30,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $16.00 per share, which option expires on April 26, 2004. All options were awarded to Mr. Carmichael under the Company's Stock Incentive Plan.

         11 The shares beneficially owned by Mr. Stanley consist entirely of shares issuable to him upon the exercise of a currently exercisable option awarded to him under the Company's Stock Option Plan for Non-Employee Directors at an exercise price of $7.94 per share. This option expires April 28, 2004.

         12 The shares beneficially owned by Mr. Miscoll consist of 8,000 shares issuable to him upon the exercise of an option awarded to him under the Company's Stock Option Plan for Non-Employee Directors at an exercise price of $4.75 per share, which option is currently exercisable and expires November 10, 2004, and 2,000

                                       18




shares owned of record by the James P. Miscoll and Ingeburg W. Miscoll
Trust, James P. and Ingeburg W. Miscoll, trustees, under which Mr. Miscoll, as trustee, shares voting and investment power.

         13 The shares beneficially owned by Mr. Foster consist of 2,000 shares held of record by him.

         14 The shares beneficially owned by Mr. Farrell consist of 50,492 shares owned of record by him.

         15 The shares beneficially owned by Mr. Reinecke consist of 25,000 shares owned of record by him.

         16 The shares beneficially owned by all directors and executive officers as a group include shares owned of record as well as shares issuable to the beneficial owners upon the exercise of options awarded under either the Company's Stock Incentive Plan or the Company's Stock Option Plan for Non-Employee Directors, which options are exercisable currently or within 60 days. Persons who were not serving as directors or executive officers as of April 15, 1997 are not included in this group.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain of its officers and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company and written representations that no other forms are required, the Company believes that during 1996 all Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders during 1996 were complied with, except that one Form 4 was not timely filed with respect to two transactions on behalf of Mr. Wolf (relating to the granting of new options and not to open market sales or purchases of stock) and one Form 3 was not timely filed with respect to the appointment of Mr. Fernandez Hurtado to the Board of Directors (which was subsequently reported on a Form 5). Such failure to timely fail was inadvertent and neither of these individuals traded any of the securities beneficially owned by them during the brief periods of noncompliance.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Certain Acquisition Arrangements with Executive Officers and Former Executive Officers

         Michael J. Farrell (formerly President, Chief Executive Officer and Director of the Company), Thomas J. Reinecke (formerly Executive Vice President of the Company) and Theodore E. Nelson (President of Touchstone and formerly Senior Vice President of the Company) each are subject to 10-year non-competition agreements entered into in connection with Morrison Knudsen's acquisition of Motor Coils in 1991 (with respect to Messrs. Farrell and Reinecke) and of Touchstone in 1994 (with respect to Mr. Nelson). Messrs. Farrell and Reinecke are to receive a total of $1.25 million each from Motor Coils under their agreements, $600,000 of which remains to be paid to each of them over the next four years in consideration of their non-competition covenants. Under his agreement, Mr. Nelson has received a restricted stock award of $1 million worth of Morrison Knudsen common stock in consideration of his non-competition covenant, which vests 10% each year for 10 years. As part of the transfers provided in the Transfer Agreement, Morrison Knudsen has assigned to MOPO all of its right, title and interest in these agreements, including the benefit of the non-competition covenants. The obligation to make the foregoing cash payments to Messrs. Farrell and Reinecke and to release the restricted stock from escrow to Mr. Nelson, however, will remain with Motor Coils and Morrison Knudsen, respectively.

Leases with Certain Former Executive Officers

         The Company, directly or through operating subsidiaries, leases space at 1200 Reedsdale Street, Pittsburgh, Pennsylvania from M & T Partners, a general partnership of which Michael J. Farrell (formerly President, Chief Executive Officer and Director of the Company) and Thomas J. Reinecke (formerly Executive Vice President of the Company) are the sole general partners, as follows: (i) 8,430 square feet of office space for the Company on a month-to-month basis at a monthly rental of $5,140, (ii) 61,777 square feet of office space for its Motor Coils subsidiary for a term expiring in July 2006 at a monthly rental of $17,334, (iii) 71,950 square feet of warehouse space for its Motor Coils subsidiary for a term expiring in July 2006 at a monthly rental of $11,992 and (iv) 5,000 square feet of office space for its Boise Locomotive subsidiary on a month-to-month basis at a monthly rental of $4,167. In addition, Motor Coils leases 71,950 square feet of warehouse/manufacturing space at 31st Street in Pittsburgh, Pennsylvania from Pittsburgh Flatroll Company pursuant to a month-to-month lease. The lease provides for monthly rental payments of $11,992. Pittsburgh Flatroll Company is wholly-owned by Michael J. Farrell and Thomas J. Reinecke. Management believes that the rentals under these leases are not in excess of market rates.


                             STOCKHOLDERS' PROPOSALS

         To be considered for inclusion in the Company's Proxy Statement for the next Annual Meeting of Stockholders, stockholder proposals must be sent to the Company (directed to the attention of Vice President of Investor and Public Relations) at 1200 Reedsdale Street, Pittsburgh, Pennsylvania 15233, for receipt not later than January 1, 1998.


                            GENERAL AND OTHER MATTERS

         Management knows of no matters, other than those referred to in this Proxy Statement, which will be presented to the meeting. However, if any other matters properly come before the meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on such matters.

         The Company will bear the expense of preparing, printing and mailing this Proxy Statement, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.

         Upon written request to the Company (directed to the attention of Vice President of Investor and Public Relations at 1200 Reedsdale Street, Pittsburgh, Pennsylvania 15233) by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of its Annual Report on Form 10-K for the year ended December 31, 1996 as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the stockholder requesting the same.


                          By the Order of the Board of Directors

                          /s/ Jeannette Fisher-Garber


                          Jeannette Fisher-Garber, Secretary

Pittsburgh, Pennsylvania
April 30, 1997